EXHIBIT 1

The Column Group, LP

The Column Group GP, LP

The Column Group Management, LP

The Column Group II, LP

The Column Group III, LP

The Column Group III-A, LP

The Column Group IV, LP

The Column Group IV-A, LP

The Column Group Opportunity III, LP

Ponoi Capital, LP

Ponoi Capital II, LP

1 Letterman Drive

Building D, Suite DM-900

San Francisco, CA 94129

December 28, 2023

Board of Directors

NGM Biopharmaceuticals Inc.

333 Oyster Point Blvd

South San Francisco, CA 94080

Re:	Non-Binding Expression of Interest

Dear Members of the Board of Directors:

On behalf of The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP, Ponoi Capital II, LP and their affiliated investment funds and persons (collectively, “TCG”, “we” or “our”), we are writing to outline our intent to explore and evaluate a potential acquisition of all of the outstanding shares of common stock (the “Common Shares”) of NGM Biopharmaceuticals Inc. (the “Company”) not already owned by us in a going-private transaction (a “Transaction”). As you know, we currently beneficially own approximately 26% of the issued and outstanding Common Shares.

We believe that a Transaction can offer the Company’s shareholders a highly attractive opportunity to de-risk their investment by obtaining immediate liquidity and certainty of value, which can provide superior value to the Company’s shareholders. We wish to emphasize that, in our capacity as stockholders of the Company, we are only interested in acquiring the shares of the Company we do not currently own, and accordingly we have no interest in a sale of our holdings in the Company or in participating in an alternative change of control transaction involving the

Company. In our capacity as a stockholder of the Company, we would not vote in favor of any alternative sale, merger or similar transaction involving the Company.

We expect to engage in communications and discussions with the Company, members of the Board of Directors (the “Board”), the Special Committee (as defined below) and management of the Company, other current or prospective shareholders of the Company, potential co-investors and financing sources (including current or potential investors in funds managed by us or those affiliated with us), investment and financing professionals, industry analysts and other knowledgeable industry or market observers and participants, and other interested parties regarding a potential transaction and/or the matters set forth in this letter (this “Letter”), and may exchange information with such persons pursuant to appropriate confidentiality or similar agreements.

We recognize that the Board will evaluate any proposal independently before it can make its determination whether to endorse such proposal. In addition, we expect that a special committee composed of independent and disinterested directors of the Company appointed by the Board (a “Special Committee”) will consider any and all of our proposals carefully and make a recommendation to the Board; we expect that the Special Committee will retain legal and financial advisors for assistance. Moreover, we will condition the consummation of any Transaction involving us upon the non-waivable condition requiring approval of the stockholders holding at least a majority of all the issued and outstanding Common Shares not held by us or our affiliates. We will not move forward with any Transaction unless it is approved and recommended by such Special Committee (with the assistance of its legal and financial advisors) and a majority of such unaffiliated stockholders. If we determine not to make a binding definitive proposal, the Special Committee does not recommend or the unaffiliated public stockholders of the Company do not approve a proposed transaction with us, such determination would not adversely affect our future relationship with the Company.

This Letter constitutes an expression of interest only, and we reserve the right to withdraw or modify it in any manner. This Letter does not include or constitute a binding offer to acquire the Company or any securities or assets of the Company, or a proposal of definitive terms for any transaction. A binding commitment will result only from the execution of definitive agreements, and then will be on the terms and conditions provided in the definitive agreements.

Please be advised that we intend to promptly file a Schedule 13D amendment, including a copy of this Letter, with the Securities and Exchange Commission. We and our advisors are available at your convenience to discuss this Letter. We look forward to hearing from you.

*    *    *    *    *

Very truly yours,

THE COLUMN GROUP, LP

By: The Column Group GP, LP

Its: General Partner

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP GP, LP

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP MANAGEMENT, LP

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP II, LP

By: The Column Group II GP, LP

Its: General Partner

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP III, LP

By: The Column Group III GP, LP

Its: General Partner

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP III-A, LP

By: The Column Group III GP, LP

Its: General Partner

By: The Column Group, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP IV, LP

By: The Column Group IV GP, LP

Its: General Partner

By: TCG IV GP, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP IV-A, LP

By: The Column Group IV GP, LP

Its: General Partner

By: TCG IV GP, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

THE COLUMN GROUP OPPORTUNITY III, LP

By: The Column Group Opportunity III GP, LP

Its: General Partner

By: TCG Opportunity III GP, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

PONOI CAPITAL, LP

By: Ponoi Management, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member

PONOI CAPITAL II, LP

By: Ponoi II Management, LLC

Its: General Partner

By:	/s/ Peter Svennilson
Name:	Peter Svennilson
Title:	Managing Member